Exhibit 99.1

Alcoa Corporation Reports Second Quarter 2023 Results

PITTSBURGH--(BUSINESS WIRE)--July 19, 2023--Alcoa Corporation (NYSE: AA) today reported second quarter 2023 results that included higher sequential revenue as increased shipments outweighed lower average realized pricing.

Second Quarter

  Generated revenue of $2.68 billion
  Posted Net loss attributable to Alcoa of $102 million, or $0.57 per share, an improvement of 56 percent sequentially
  Recorded Adjusted EBITDA excluding special items of $137 million
  Finished the second quarter with a cash balance of $1.0 billion
  Paid quarterly cash dividend of $0.10 per share of common stock, totaling $18 million
  Completed the Company’s sixth pension annuity transaction for a total transfer of approximately $3.6 billion in pension obligations and assets since 2018
  Executed new multi-year agreement to supply up to 15.6 million metric tons of alumina to Emirates Global Aluminium over an 8-year period commencing in 2024

Financial Results

M, except per share amounts	2Q23	1Q23	2Q22
Revenue	$2,684	$2,670	$3,644
Net (loss) income attributable to Alcoa Corporation	$(102)	$(231)	$549
(Loss) earnings per share attributable to Alcoa Corporation	$(0.57)	$(1.30)	$2.95
Adjusted net (loss) income	$(62)	$(41)	$496
Adjusted (loss) earnings per share	$(0.35)	$(0.23)	$2.67
Adjusted EBITDA excluding special items	$137	$240	$913

“While we saw lower pricing during the second quarter, our global teams have worked to address short-term challenges and drive operational improvements,” said Alcoa President and CEO Roy Harvey. “We expect to see financial improvement in the third quarter of 2023 as the Alumina and Aluminum segments are both forecast to have reduced costs for raw materials and production,” Harvey said.

“For the first half of the year, we’ve kept up with solid demand for value add aluminum products, which gives us access to a variety of end-use markets,” Harvey said. “As we look forward, we continue to be excited for the future because aluminum is a critical material, and we offer low-carbon solutions for our customers through our SustanaTM family of products.”

Second Quarter 2023 Results

  Revenue: The Company’s total third-party revenue of $2.68 billion increased 1 percent sequentially with higher shipments in both the Alumina and Aluminum segments, which partially offset lower average realized third-party prices for alumina and aluminum of 2 percent and 5 percent, respectively.

  Shipments: In the Alumina segment, third-party shipments of alumina increased 11 percent sequentially, primarily due to increased trading. Third-party shipments in the second quarter of 2023 include alumina purchased to offset lower production.

  In Aluminum, total shipments increased 4 percent sequentially due to increased offtake under a joint venture supply agreement and higher volumes from European smelters. Most of the volume increase is attributable to value add aluminum products, primarily foundry and high purity.

  Production: Alumina production decreased 7 percent sequentially to 2.6 million metric tons primarily due to lower production at the Alumar refinery in Brazil, which had unplanned maintenance. Also, some Australian refineries had lower output as anticipated, due to lower grade bauxite. Increased production at the San Ciprián refinery in Spain partially offset decreases.

  In Aluminum, Alcoa produced 523,000 metric tons, a sequential increase of 1 percent above the first quarter’s strong output.
  Net loss attributable to Alcoa Corporation was $102 million, or $0.57 per share. The sequential results reflect lower aluminum prices and higher Alumina segment production costs primarily related to operating Australia refineries with lower grade bauxite, partially offset by lower raw material costs. The sequential improvement reflects the non-recurrence of first quarter restructuring related charges of $149 million primarily related to the permanent closure of the Intalco smelter and certain employee obligations related to the updated agreement for the San Ciprián smelter and a utility settlement of $41 million at the Ma’aden joint venture in Saudi Arabia.
  Adjusted net loss was $62 million, or $0.35 per share, excluding the impact from special items of $40 million. Notable special items include charges of $21 million in noncash pension settlement charges, and $13 million related to restart costs at the Alumar smelter.
  Adjusted EBITDA excluding special items was $137 million, a $103 million sequential decrease due primarily to higher Alumina segment production costs and lower prices for aluminum.

  Cash: Alcoa ended the quarter with a cash balance of $1.0 billion. Cash used for operations was $13 million. Cash used for financing activities was $24 million, primarily related to $18 million of cash dividends on common stock. Cash used for investing activities was $120 million, primarily related to capital expenditures of $115 million. Free cash flow was negative $128 million.
  Working capital: For the second quarter, Receivables from customers of $0.7 billion, Inventories of $2.4 billion and Accounts payable, trade of $1.5 billion comprised DWC working capital. The Company reported 55 Days working capital over days in the quarter, a sequential improvement of one day. The change primarily relates to a decrease of two days in accounts receivable primarily related to lower pricing for aluminum.

Key Strategic Actions:

Financial

  Pension annuitization: In May 2023, the Company completed the purchase of group annuity contracts to transfer approximately $235 million of pension obligations and assets associated with defined benefit pension plans for approximately 500 Canadian retirees and beneficiaries. The transfer, which required no cash funding from Alcoa, reduces the risk from volatility in pension plan obligations and continues to meet commitments to retirees and beneficiaries.

Commercial

  In May 2023, the Company and Emirates Global Aluminium (EGA) announced a new multi-year agreement for Alcoa to supply EGA with smelter grade alumina. Over the life of the 8-year agreement, which commences in 2024, volume options will allow EGA to procure as much as 15.6 million metric tons of alumina from Western Australia. The supply agreement will represent a significant portion of Alcoa’s annual third-party alumina sales.

Operational

  Labor agreement: In May 2023, members of the United Steelworkers ratified a new three-year collective bargaining agreement that covers more than 800 active employees at two smelters: Warrick Operations in Indiana and Massena Operations in New York.

  Western Australia Mine Plan Approvals: During the second quarter of 2023, the Company continued to work with relevant state government agencies to support the annual mine approvals process. Alcoa seeks annual approvals from the Western Australian State Government for a rolling five-year mine plan and related forest clearing activities that are needed for the Huntly and Willowdale mines.

  In April 2023, Alcoa began mining lower grade bauxite in areas already permitted under Mine Management Programs (MMPs) at the Huntly Mine, which supplies the Pinjarra and Kwinana alumina refineries. The reduction in grade extends the ore supply to provide more time to work through the approvals process.

  Additionally, a third party has asked the Western Australian Environmental Protection Authority (WA EPA) to determine whether additional environmental review is needed on the Company’s MMPs. The WA EPA has indicated it could decide by the end of July 2023 whether to proceed to a public comment period, which would be the next stage in its consideration process on the third-party referrals.

  After a public comment period, the EPA would then consider whether to formally conduct additional review on all or part of the MMPs and, if so, at what level. The Company believes the MMPs can continue to be adapted to meet evolving needs and expectations for existing mine regions while transitioning to longer term plans for new regions that would fall under the WA EPA’s assessment process.

Sustainability

  On May 25, 2023, the Company announced it received certification from the Aluminium Stewardship Initiative (ASI) for its Portland Aluminium joint venture in Australia. The latest ASI certification for Portland means that all of Alcoa of Australia’s operations are certified to ASI’s Performance Standard, which provides third-party validation of responsible production.

  The Company currently has 18 global sites certified to ASI and has also earned ASI’s Chain of Custody certification, which allows Alcoa to continue marketing globally ASI-certified bauxite, alumina and aluminum. The ASI certification program is the aluminum industry’s most comprehensive third-party program to validate responsible production practices.

Forward-Looking Non-GAAP financial measures

Alcoa Corporation does not provide reconciliations of the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted Net Income, including transformation, intersegment eliminations and other corporate Adjusted EBITDA; operational tax expense; and other expense; each excluding special items, to the most directly comparable forward-looking GAAP financial measures because it is impractical to forecast certain special items, such as restructuring charges and mark-to-market contracts without unreasonable efforts due to the variability and complexity associated with predicting the occurrence and financial impact of such special items. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

2023 Outlook

The Company expects 2023 total alumina and aluminum shipments to remain unchanged between 12.7 and 12.9 million metric tons, and between 2.5 and 2.6 million metric tons, respectively.

For third quarter 2023 Alumina Segment Adjusted EBITDA, the Company expects an improvement of $65 million due to lower raw material prices, and lower production costs and higher volumes as elevated maintenance from the second quarter of 2023 has concluded, to be partially offset by unfavorable impacts of $10 million related to operating the Kwinana and Pinjarra refineries with the lower bauxite grade.

For the third quarter 2023, the Company expects a net improvement of $25 million in Aluminum Segment Adjusted EBITDA on favorable raw materials and lower production costs, partially offset by unfavorable value add aluminum products sales, primarily due to softer billet demand. In addition, the Company expects alumina costs to be favorable by $5 million.

The second quarter 2023 included favorable foreign currency gains of $40 million that may not recur.

Based on current alumina and aluminum market conditions, Alcoa expects third quarter operational tax expense to approximate $10 million to $20 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, July 19, 2023, to present second quarter 2023 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on July 19, 2023. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website or such other websites or platforms referenced herein into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) cyclicality of the aluminum industry and aluminum end use markets, including due to the influence of global economic conditions, and unfavorable changes in the markets served by Alcoa; (b) the effects of non-market forces, such as government policies and political instability, on global aluminum supply and demand; (c) volatility and declines in aluminum industry, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other commodities, and fluctuations in indexed-based and spot prices for alumina; (d) legal, regulatory, economic, political, trade, public health and safety, and reputational risks and conditions, including changes in conditions beyond our control as a result of our participation in increasingly competitive and complex global markets; (e) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (f) unfavorable changes in cost, quality, or availability of key inputs, including energy and raw materials, or uncertainty of or disruption to the supply chain including logistics; (g) our ability to realize expected benefits or achieve intended results, including as planned and by targeted completion dates, from announced strategies, plans, programs, or initiatives relating to our portfolio, profitability, capital investments, and developing technologies, and from joint ventures or other strategic alliances or business transactions; (h) fluctuations in foreign currency exchange and tax rates on costs and results; (i) changes in tax laws or exposure to additional tax liabilities; (j) changes in global economic and financial market conditions generally, such as inflation, recessionary conditions, and interest rate increases, which may also affect Alcoa’s ability to obtain credit or financing upon acceptable terms or at all; (k) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the ongoing conflict between Russia and Ukraine; (l) global competition within and beyond the aluminum industry; (m) our ability to obtain or maintain adequate insurance coverage; (n) the outcomes of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (o) the impacts of climate change, related legislation or regulations, and efforts to reduce greenhouse gas emissions and our ability to achieve strategies and expectations related to climate change and other environmental matters; (p) claims, costs and liabilities resulting from the impact of our operations, including impoundments, or from health, safety, and environmental laws, regulations, and requirements, in the areas where we operate; (q) the impact of cyberattacks and potential information technology or data security breaches, including disruptions to our operations, liability, and reputational harm; (r) our ability to fund capital expenditures; (s) risks associated with long-term debt obligations including restrictions on our current and future operations as a result of our indebtedness; (t) our ability to continue to return capital to stockholders through cash dividends and/or share repurchases; (u) the impact of labor disputes, work stoppages and strikes, or other employee relations issues, as well as labor market conditions; (v) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and (w) the other risk factors discussed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other reports filed by Alcoa with the SEC. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

This release contains reference to certain financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Alcoa Corporation believes that the presentation of these non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Certain definitions, reconciliations to the most directly comparable GAAP financial measures and additional details regarding management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Sales	$2,684	$2,670	$3,644

Cost of goods sold (exclusive of expenses below)	2,515	2,404	2,767
Selling, general administrative, and other expenses	52	54	52
Research and development expenses	6	10	7
Provision for depreciation, depletion, and amortization	153	153	161
Restructuring and other charges, net	24	149	(75)
Interest expense	27	26	30
Other expenses (income), net	6	54	(206)
Total costs and expenses	2,783	2,850	2,736

(Loss) income before income taxes	(99)	(180)	908
Provision for income taxes	22	52	234

Net (loss) income	(121)	(232)	674

Less: Net (loss) income attributable to noncontrolling interest	(19)	(1)	125

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(102)	$(231)	$549

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(0.57)	$(1.30)	$3.01
Average number of shares	178,404,252	178,012,784	182,499,574

Diluted:
Net (loss) income	$(0.57)	$(1.30)	$2.95
Average number of shares	178,404,252	178,012,784	186,068,663

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Six Months Ended
	June 30, 2023	June 30, 2022
Sales	$5,354	$6,937

Cost of goods sold (exclusive of expenses below)	4,919	4,948
Selling, general administrative, and other expenses	106	96
Research and development expenses	16	16
Provision for depreciation, depletion, and amortization	306	321
Restructuring and other charges, net	173	50
Interest expense	53	55
Other expenses (income), net	60	(220)
Total costs and expenses	5,633	5,266

(Loss) income before income taxes	(279)	1,671
Provision for income taxes	74	444

Net (loss) income	(353)	1,227

Less: Net (loss) income attributable to noncontrolling interest	(20)	209

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(333)	$1,018

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(1.87)	$5.55
Average number of shares	178,182,657	183,489,221

Diluted:
Net (loss) income	$(1.87)	$5.44
Average number of shares	178,182,657	187,282,228

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$990	$1,363
Receivables from customers	702	778
Other receivables	104	131
Inventories	2,400	2,427
Fair value of derivative instruments	93	134
Prepaid expenses and other current assets(1)	381	417
Total current assets	4,670	5,250
Properties, plants, and equipment	19,814	19,605
Less: accumulated depreciation, depletion, and amortization	13,369	13,112
Properties, plants, and equipment, net	6,445	6,493
Investments	1,034	1,122
Deferred income taxes	320	296
Fair value of derivative instruments	5	2
Other noncurrent assets(2)	1,654	1,593
Total assets	$14,128	$14,756
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,491	$1,757
Accrued compensation and retirement costs	340	335
Taxes, including income taxes	67	230
Fair value of derivative instruments	165	200
Other current liabilities	532	481
Long-term debt due within one year	1	1
Total current liabilities	2,596	3,004
Long-term debt, less amount due within one year	1,808	1,806
Accrued pension benefits	242	213
Accrued other postretirement benefits	445	480
Asset retirement obligations	717	711
Environmental remediation	215	226
Fair value of derivative instruments	912	1,026
Noncurrent income taxes	221	215
Other noncurrent liabilities and deferred credits	514	486
Total liabilities	7,670	8,167
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,173	9,183
Accumulated deficit	(939)	(570)
Accumulated other comprehensive loss	(3,394)	(3,539)
Total Alcoa Corporation shareholders’ equity	4,842	5,076
Noncontrolling interest	1,616	1,513
Total equity	6,458	6,589
Total liabilities and equity	$14,128	$14,756
(1)	This line item includes $44 and $55 of restricted cash at June 30, 2023 and December 31, 2022, respectively.
(2)	This line item includes $63 and $56 of noncurrent restricted cash at June 30, 2023 and December 31, 2022, respectively.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Six Months Ended June 30,
	2023	2022
CASH FROM OPERATIONS
Net (loss) income	$(353)	$1,227
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	306	321
Deferred income taxes	(36)	93
Equity loss (income), net of dividends	123	(61)
Restructuring and other charges, net	173	50
Net loss from investing activities – asset sales	19	5
Net periodic pension benefit cost	2	28
Stock-based compensation	21	20
Loss (gain) on mark-to-market derivative financial contracts	4	(123)
Other	59	28
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease (increase) in receivables	71	(153)
Decrease (increase) in inventories	22	(657)
Decrease in prepaid expenses and other current assets	63	15
(Decrease) increase in accounts payable, trade	(277)	98
Decrease in accrued expenses	(48)	(103)
Decrease in taxes, including income taxes	(146)	(79)
Pension contributions	(9)	(9)
Increase in noncurrent assets	(66)	(71)
Decrease in noncurrent liabilities	(104)	(59)
CASH (USED FOR) PROVIDED FROM OPERATIONS	(176)	570

FINANCING ACTIVITIES
Additions to debt	25	—
Payments on debt	(16)	—
Proceeds from the exercise of employee stock options	1	22
Repurchase of common stock	—	(350)
Dividends paid on Alcoa common stock	(36)	(37)
Payments related to tax withholding on stock-based compensation awards	(34)	(19)
Financial contributions for the divestiture of businesses	(25)	(9)
Contributions from noncontrolling interest	122	83
Distributions to noncontrolling interest	(22)	(245)
Other	1	(3)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	16	(558)

INVESTING ACTIVITIES
Capital expenditures	(198)	(181)
Proceeds from the sale of assets	2	4
Additions to investments	(36)	(21)
Sale of investments	—	10
Other	10	2
CASH USED FOR INVESTING ACTIVITIES	(222)	(186)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	5	(2)
Net change in cash and cash equivalents and restricted cash	(377)	(176)
Cash and cash equivalents and restricted cash at beginning of year	1,474	1,924
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,097	$1,748

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q22	2Q22	3Q22	4Q22	2022	1Q23	2Q23
Alumina(5):
Bauxite production (mdmt)	11.0	10.2	10.3	10.6	42.1	9.9	10.0
Third-party bauxite shipments (mdmt)	0.8	0.6	1.0	1.1	3.5	1.9	1.8
Alumina production (kmt)	3,209	3,226	3,092	3,017	12,544	2,755	2,559
Third-party alumina shipments (kmt)	2,277	2,438	2,244	2,210	9,169	1,929	2,136
Intersegment alumina shipments (kmt)	940	984	1,005	1,029	3,958	1,039	944
Average realized third-party price per metric ton of alumina	$375	$442	$371	$342	$384	$371	$363
Third-party bauxite sales	$43	$34	$59	$68	$204	$136	$113
Third-party alumina sales	$855	$1,077	$832	$756	$3,520	$721	$781
Intersegment alumina sales	$413	$483	$412	$400	$1,708	$421	$397
Segment Adjusted EBITDA(1)	$302	$358	$78	$50	$788	$103	$33
Depreciation and amortization	$85	$84	$74	$69	$312	$77	$80
Equity income (loss)	$1	$(5)	$(18)	$(17)	$(39)	$(17)	$(11)

Aluminum:
Aluminum production (kmt)	498	499	497	516	2,010	518	523
Total aluminum shipments (kmt)	634	674	621	641	2,570	600	623
Average realized third-party price per metric ton of aluminum	$3,861	$3,864	$3,204	$2,889	$3,457	$3,079	$2,924
Third-party sales	$2,388	$2,539	$1,976	$1,832	$8,735	$1,810	$1,788
Intersegment sales	$7	$8	$10	$2	$27	$3	$4
Segment Adjusted EBITDA(1)	$713	$596	$152	$31	$1,492	$184	$110
Depreciation and amortization	$69	$71	$70	$73	$283	$70	$68
Equity income (loss)	$39	$40	$(5)	$(26)	$48	$(57)	$(16)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(1)	$1,015	$954	$230	$81	$2,280	$287	$143
Unallocated amounts:
Transformation(2)	(14)	(11)	(19)	(22)	(66)	(8)	(17)
Intersegment eliminations	100	10	23	5	138	(8)	31
Corporate expenses(3)	(29)	(35)	(27)	(37)	(128)	(30)	(24)
Provision for depreciation, depletion, and amortization	(160)	(161)	(149)	(147)	(617)	(153)	(153)
Restructuring and other charges, net	(125)	75	(652)	6	(696)	(149)	(24)
Interest expense	(25)	(30)	(25)	(26)	(106)	(26)	(27)
Other income (expenses), net	14	206	(35)	(67)	118	(54)	(6)
Other(4)	(13)	(100)	(75)	(33)	(221)	(39)	(22)
Consolidated income (loss) before income taxes	763	908	(729)	(240)	702	(180)	(99)
Provision for income taxes	(210)	(234)	(40)	(180)	(664)	(52)	(22)
Net (income) loss attributable to noncontrolling interest	(84)	(125)	23	25	(161)	1	19
Consolidated net income (loss) attributable to Alcoa Corporation	$469	$549	$(746)	$(395)	$(123)	$(231)	$(102)

The difference between segment totals and consolidated amounts is in Corporate.

(1)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(2)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.
(3)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(4)	Other includes certain items that are not included in the Adjusted EBITDA of the reportable segments.
(5)

Beginning in January 2023, the Company changed its operating segments by combining the Bauxite and Alumina segments, and reported its financial results in the following two segments: (i) Alumina and (ii) Aluminum. Segment information for all prior periods presented has been updated to reflect the new segment structure.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS(4)
	Quarter ended			Quarter ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Net (loss) income attributable to Alcoa Corporation	$(102)	$(231)	$549	$(0.57)	$(1.30)	$2.95

Special items:
Restructuring and other charges, net	24	149	(75)
Other special items(1)	35	25	(76)
Discrete and other tax items impacts(2)	1	2	—
Tax impact on special items(3)	(13)	6	52
Noncontrolling interest impact(3)	(7)	8	46
Subtotal	40	190	(53)

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(62)	$(41)	$496	$(0.35)	$(0.23)	$2.67

Net (loss) income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net (loss) income attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended June 30, 2023, a net unfavorable change in mark-to-market energy derivative instruments ($22) and costs related to the restart process at the Alumar, Brazil smelter ($13);
  for the quarter ended March 31, 2023, a net favorable change in mark-to-market energy derivative instruments ($23), costs related to the restart process at the Alumar, Brazil smelter ($19), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($17), costs related to the closure of the Intalco, Washington aluminum smelter ($16), and a net benefit for other special items ($4); and, for the quarter ended June 30, 2022, a net favorable change in mark-to-market energy derivative instruments ($106), costs related to the restart process at the Alumar, Brazil smelter ($22), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($5), and costs related to the restart process of the Portland, Australia smelter ($3).

(2)

Discrete and other tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

for the quarter ended June 30, 2023, net charge for discrete tax items ($1); and, for the quarter ended March 31, 2023, net charge for discrete tax items ($2).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2023	March 31, 2023	June 30, 2022

Net (loss) income attributable to Alcoa Corporation	$(102)	$(231)	$549

Add:
Net (loss) income attributable to noncontrolling interest	(19)	(1)	125
Provision for income taxes	22	52	234
Other expenses (income), net	6	54	(206)
Interest expense	27	26	30
Restructuring and other charges, net	24	149	(75)
Provision for depreciation, depletion, and amortization	153	153	161

Adjusted EBITDA	111	202	818

Special items(1)	26	38	95

Adjusted EBITDA, excluding special items	$137	$240	$913

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended June 30, 2023, costs related to the restart process at the Alumar, Brazil smelter ($13). Additionally, due to changes in price in the Australian power market, the mark-to-market contracts associated with the Portland smelter have generated gains ($13) in Other expenses (income), net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold;
  for the quarter ended March 31, 2023, costs related to the restart process at the Alumar, Brazil smelter ($19), costs related to the closure of the Intalco, Washington aluminum smelter ($16), and net cost of power associated with the Portland smelter ($3); and, for the quarter ended June 30, 2022, net cost of power associated with the Portland smelter ($70), costs related to the restart process at the Alumar, Brazil smelter ($22), and costs related to the restart process of the Portland, Australia smelter ($3).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	June 30, 2023	March 31, 2023	June 30, 2022
Cash (used for) provided from operations	$(13)	$(163)	$536

Capital expenditures	(115)	(83)	(107)

Free cash flow	$(128)	$(246)	$429

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	June 30, 2023	December 31, 2022
Short-term borrowings	$10	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,808	1,806
Total debt	1,819	1,807

Less: Cash and cash equivalents	990	1,363

Net debt	$829	$444

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt

	June 30, 2023			December 31, 2022
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$10	$—	$10	$—	$—	$—
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,808	32	1,776	1,806	32	1,774
Total debt	1,819	32	1,787	1,807	32	1,775

Less: Cash and cash equivalents	990	91	899	1,363	94	1,269

Net debt (net cash)	829	(59)	888	444	(62)	506

Plus: Net pension / OPEB liability	595	11	584	614	9	605

Adjusted net debt (net cash)	$1,424	$(48)	$1,472	$1,058	$(53)	$1,111

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

DWC Working Capital and Days Working Capital

	Quarter ended
	June 30, 2023	March 31, 2023	June 30, 2022
Receivables from customers	$702	$753	$898

Add: Inventories	2,400	2,395	2,556

Less: Accounts payable, trade	(1,491)	(1,489)	(1,752)

DWC working capital	$1,611	$1,659	$1,702

Sales	$2,684	$2,670	$3,644

Number of days in the quarter	91	90	91

Days working capital(1)	55	56	43

DWC working capital and Days working capital are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com